FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS ESTABLISHES JOINT VENTURE TO DEVELOP
CURAXIN COMPOUNDS FOR CANCER APPLICATIONS

Buffalo, NY – December 30, 2009 - Cleveland BioLabs, Inc. (NASDAQ:  CBLI) today announced that it has formally entered into a 50/50 joint venture, Incuron, with Bioprocess Capital Ventures, a Russian Federation venture capital fund, to develop the Company’s Curaxin compounds for cancer applications.

According to the terms of the agreement, CBLI will transfer rights to its pipeline of Curaxin anticancer molecules to the new joint venture, and Bioprocess Capital Ventures will contribute approximately $18 million over three payments to support development of the compounds.  The first payment of $5.8 million is due upon formation of the Incuron entity.  The ensuing payments are based upon achievement of predetermined development milestones. The first milestone payment of $6.4 million shall be made upon approval to begin clinical trials on oncology patients with a selected lead Curaxin compound, or upon progression of a clinical program of CBLC102.  The second milestone payment shall be made upon completion of at least one Phase I/II trial in cancer patients.  CBLI will serve as a subcontractor to Incuron to support certain mechanistic studies and oversee clinical development.

Michael Fonstein, Ph.D., Chief Executive Officer and President of Cleveland BioLabs, stated, “We are excited to conclude this deal and move our lead next generation Curaxin compounds into human trials.  We believe this transaction reflects the outstanding potential of Curaxins as novel anti-cancer drugs with unique mechanism of action and projected broad ranging activity.  The investment into the joint venture enables us to expedite development of this class of drugs towards efficacy testing in cancer patients.”

Vladimir Tezov, MD, General Director of Bioprocess Capital Partners and manager of Bioprocess Capital Ventures, commented, “We are pleased to conclude this joint venture which provides a solid foundation for the rapid development of novel and highly promising anticancer compounds for both the Russian Federation and global markets.”

About Bioprocess Capital Ventures
Bioprocess Capital Ventures is a Russian Federation venture capital fund managed by the limited liability company, Bioprocess Capital Partners.  The total size of the fund is 3 billion rubles (approximately $100 million).  Investors in the fund include government corporations such as Russian Venture Company and VneshEconomBank (VEB), the Bioprocess group of companies, and other institutional and private investors.  The fund focuses on investments in innovative technologies in the life sciences/biotechnology and fine chemistry sectors.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses.  The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute.  To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2009.

Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com